Please mark your
       votes as in this
       example.

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. EVERY PROPERLY SIGNED PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, PROXIES WILL BE VOTED FOR ITEM 1 AND IN THE DISCRETION OF
       MANAGEMENT IN CONNECTION WITH ITEM 2.

                     Management Recommends a vote FOR:

1.  ELECTION OF DIRECTORS

    FOR all nominees                WITHHOLD
    listed below                    AUTHORITY
    (except as marked               to vote for all
    to the contrary                 nominees listed
    below).                         above.

For, except vote withheld from the following nominee(s):






                                    (PLEASE sign exactly as your name
                                    appears hereon.  Executors,
                                    administrators, trustees, custodians,
                                    etc. should give full title.  If
                                    shares are registered in joint names,
                                    each owner should sign.)

                                                                    , 1994
                                    SIGNATURE(S)                   DATE


                                                                    , 1994
                                    SIGNATURE(S)                   DATE

                       LEE ENTERPRISES, INCORPORATED

                 PROXY FOR ANNUAL MEETING-FEBRUARY 3, 1995

         COMBINED PROXY FOR COMMON STOCK AND CLASS B COMMON STOCK

    Lloyd G. Schermer and Richard D. Gottlieb, or either of them, each with power of substitution, are authorized to vote all shares of Common Stock and Class B Common Stock which the under-signed is entitled to vote at the annual meeting of stockholders of Lee Enterprises, Incorporated to be held February 3, 1995 and at any adjournment thereof, on the following matters.

1.  ELECTION OF DIRECTORS

    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

           Nominee                  Term

           Richard W. Sonnenfeldt   1 year
           Andrew W. Newman         3 years
           Ronald L. Rickman        3 years
           Lloyd G. Schermer        3 years

2. In their discretion, upon such other matters as may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                       LEE ENTERPRISES, INCORPORATED
                            400 Putnam Building
                            215 N. Main Street
                        Davenport, Iowa  52801-1924




                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             February 3, 1995



TO THE STOCKHOLDERS:

    The Annual Meeting of Stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held in the Wisconsin Room of the RiverCenter, 136 East Third Street, Davenport, Iowa, on February 3, 1995, at 9:00 A.M., for the following purposes:

    (1) To elect three directors for terms of three years, and one director for a term of one year.

    (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed December 9, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

    You are invited to attend this meeting; however, if you do not expect to attend in person you are urged to execute and return immediately the enclosed proxy, which is solicited by management. You may revoke your proxy and vote in person should you attend the meeting.



                                         C.D. Waterman III, Secretary




Davenport, Iowa
December 28, 1994

                       LEE ENTERPRISES, INCORPORATED
                    1995 ANNUAL MEETING OF STOCKHOLDERS

                              PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lee Enterprises, Incorporated (the "Company"), to be voted at the annual meeting of the stockholders of the Company to be held on Friday, February 3, 1995, or at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

    The principal executive officers of the Company are located at 400 Putnam Building, 215 N. Main Street, Davenport, Iowa 52801. This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about December 28, 1994, together with a copy of the Company's Annual Report for the fiscal year ended September 30, 1994.


                             VOTING PROCEDURES

    Stockholders of record at the close of business on December 9, 1994 will be entitled to vote at the meeting or any adjournment thereof. As of December 9, 1994, there were 15,754,767 shares of Common Stock and 6,666,872 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the meeting; each share of Class B Common Stock is entitled to ten votes at the meeting.

    The presence, in person or by proxy, of a majority of the voting power of Common Stock and Class B Common Stock of the Company issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock is required to act on any other matter properly brought before the meeting.

    Abstentions from voting will be included for purposes of determining whether the requisite number of affirmative votes are received on any matters submitted to the stockholders for vote and, accordingly, will have the same effect as a vote against such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote, and will have no effect on the vote, in respect to that matter.

    In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees.
Stockholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by stockholders to the Company and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of all directors. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

    Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date or by voting in person at the Annual Meeting.

                           ELECTION OF DIRECTORS

    Three directors are to be elected at the annual meeting to hold office for three year terms expiring at the annual meeting of stockholders in 1998, and one director is to be elected for a one year term expiring at the annual meeting of stockholders in 1996. Each of the individuals named below is a nominee of the Nominating Committee of the Board of Directors; each is presently a director whose current term expires February 3, 1995. Harry A. Fischer, Jr., a director of the Company since 1969, is retiring from the Board of Directors and will not stand for re-election. The Board of Directors does not currently plan to fill his vacancy and, effective as of the annual meeting date, the number of directors will be reduced to ten.

    Proxies will be voted for the election of these nominees unless the stockholder giving the proxy withholds such authority. If as a result of circumstances not now known any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as management may select. Information about the nominees and directors continuing in office is set forth below:

                    NOMINEES FOR ELECTION AS DIRECTORS

                    Principal                      Proposed   Director
Nominee             Occupation               Age     Term      Since

Andrew E. Newman    Chairman of the          50    3 years     1991
                    Board, Edison Brothers          (1998)
                    Stores, Inc. <F2>

Ronald L.           Vice President-          56    3 years     1986
Rickman             Newspapers                      (1998)

Lloyd G.            Chairman of the          68    3 years     1959
Schermer            Board <F1>                      (1998)

Richard W.          Consultant and Retired   71    1 year      1982
Sonnenfeldt         Chief Executive Officer         (1996)
                    of NAPP Systems Inc. <F3>


                      DIRECTORS CONTINUING IN OFFICE

                    Principal                     Remaining  Director
Director            Occupation              Age     Term       Since

J. P. Guerin        Investor <F1><F3>        65    2 years     1985
                                                     (1997)

Charles E.          Chairman of the Board,   66    2 years     1990
Rickershauser, Jr.  PS Group, Inc. <F3><F4>         (1997)

Mark Vittert        Private Investor         46    2 years     1986
                    <F2><F4>                        (1997)

Rance E.            President, Crain         56    1 year      1990
Crain               Communications <F2>             (1996)

Richard D.          President and Chief      52    1 year      1986
Gottlieb            Executive Officer <F1>          (1996)

Phyllis             Retired <F2><F4>         64    1 year      1977
Sewell                                              (1996)
[FN]
<F1>  Member of Executive Committee
<F2>  Member of Executive Compensation Committee
<F3>  Member of Audit Committee
<F4>  Member of Nominating Committee

    Mr. Newman is Chairman of the Board of Edison Brothers Stores, Inc., a position he has held since 1987. Edison Brothers is a diversified retail apparel, footwear and entertainment concern with its principal corporate offices in St. Louis, MO. He is also a director of Boatmen's Bancshares and Sigma-Aldrich Corporation, St. Louis, MO.

    For more than the past 5 years, Mr. Rickman has been Vice President-Newspapers of the Company.

    Mr. Schermer was Chairman and Chief Executive Officer of the Company until May 11, 1991 when, upon his recommendation, the Board of Directors elected Mr. Gottlieb as Chief Executive Officer.

    From September 1, 1987 to September 28, 1990, Mr. Sonnenfeldt held the position of Chairman of the Board and Chief Executive Officer of NAPP Systems Inc., a subsidiary of the Company. He is a director of SKYSAT Communications Network Corp., New York, NY; Solar Outdoor Lighting Co., Stuart, FL; and TRIDEX Corporation, Westport, CT. He is also a member of the Council on Foreign Relations, the American Council on Germany, and is a Fellow of the IEEE.

    Mr. Guerin is Vice-Chairman of Daily Journal Company, Los Angeles, CA and a director of PS Group, Inc., San Diego, CA and Chairman of Tapestry Films and Mitchum Securities Corp., Los Angeles, CA.

    Mr. Rickershauser is Chairman of the Board of PS Group, Inc., San Diego, CA. From 1986 until October 31, 1990, he was a partner of the firm of Fried, Frank, Harris, Shriver & Jacobson, Los Angeles, CA. He is also a director of City National Corporation and of The Vons Companies, Inc., Los Angeles, CA.

    Mr. Vittert organized the Business Journal Publications Corporation in St. Louis 12 years ago. This corporation published business newspapers in St. Louis, Indianapolis, Cincinnati, Philadelphia, Baltimore and
Pittsburgh. He sold his interest in this business in 1986. Mr. Vittert is currently a private investor and a director of Munsingwear, Inc.

    Mr. Crain is the President and Editorial Director of Crain
Communications, a diversified publishing company with its principal offices in Chicago, IL.

    Mr. Gottlieb was elected Chief Executive Officer of the Company on May 11, 1991, and prior thereto served as President and Chief Operating Officer since November 11, 1986.

    Until July, 1988, Mrs. Sewell was a Senior Vice President of Federated Department Stores. Mrs. Sewell is also a director of Pitney Bowes Inc., Stamford, CT, The United States Shoe Corporation, Cincinnati, OH, and SYSCO Corporation, Houston, TX.


       DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors met 4 times in fiscal 1994.

    The Company's Audit Committee met 3 times in fiscal 1994; its functions are to review the scope, timing and other considerations relative to the independent auditor's annual examination of financial statements, and the adequacy of internal control and the internal audit functions; and to evaluate the performance of external and internal auditors and the Company's accounting and financial departments. In addition, the Committee reviews professional services provided by the Company's independent auditors, in general, prior to rendering of such services, and the possible effect of any nonaudit-related services upon the independence of the Company's independent auditors.

    The Company's Nominating Committee met 1 time in fiscal year 1994; its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board, and to consider all matters relating to the size and composition of the Board and the general subject matter, size and composition of Board committees. The Nominating Committee will consider nominees recommended by the stockholders. Recommendations should be sent to Charles E. Rickershauser, Jr., Chairman, Nominating Committee, c/o the Company, at the address shown on the cover of this Proxy Statement.

    The Company's Executive Compensation Committee met 2 times in fiscal 1994; its functions are to administer the Company's 1962 Deferred Compensation Unit Plan, the Supplementary Benefit Plan, the 1982 Incentive Stock Option Plan and the 1990 Long-Term Incentive Plan; to establish salary ranges and salaries, bonus formulae and bonuses, and participation in other benefit plans or programs, for elected officers; to determine employment terminations involving payment to any individual in excess of $150,000, and to approve employment contracts for executives extending beyond one year; and to approve the position description, performance standards and Key Result Areas for Bonus Criteria for the Chief Executive Officer of the Company and to measure his performance thereunder. In addition, the Committee recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting individuals on the executive payroll other than elected officers.

    No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during 1994.

                         COMPENSATION OF DIRECTORS

    No Company employee receives any remuneration for acting as a director. In fiscal 1994 Messrs. Fischer, Newman, Vittert, Crain, Rickershauser, Guerin, Schermer and Sonnenfeldt and Mrs. Sewell were paid a $24,400 annual retainer, $1,000 for each Board meeting attended and $700 for each Committee meeting attended. Committee chairmen were also paid $3,000 extra as an annual retainer for acting as such. Mr. Schermer received an additional stipend of $60,000 for his services as Chairman of the Board. Directors engaged to provide consultative services are compensated at the rate of $1,500 per diem. The Company in fiscal 1994 also paid to or accrued deferred compensation for Mr. Sonnenfeldt in the amount of $40,000 for consultative services rendered to the Company and its subsidiary, NAPP Systems Inc.

    In 1984 the Board of Directors authorized "outside" directors prior to the beginning of any Company fiscal year to elect to defer receipt of all or any part of compensation such director might earn during such year. Amounts so deferred will be paid to the director upon his or her ceasing to be a director or upon attaining any specified age between 60 and 70, together with interest thereon at the average rate of interest earned by the Company on its invested funds during each year. Alternatively, directors may elect to have deferred compensation credited to a "rabbi trust" established by the Company with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan.

    In 1991 the Company adopted a plan whereby it would match, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by outside directors.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For more than 10 years, the Company has been engaged, through its wholly owned subsidiary, Voice Response, Inc. ("VRI"), in various research and development activities and commercial ventures in the emerging telephone services industry. In January, 1992, the Company limited VRI's external business activities to licensing of certain patent rights and servicing existing customers, because of the absence of immediate business opportunities and the need for substantial additional investment to develop VRI's patent rights for commercial use.

    In April, 1993, the Company decided to discontinue the operations as of September 30, 1993, and to discontinue patent licensing efforts after that date. VRI had no significant tangible assets, but retained certain intangible patents, patent rights and associated "know-how" (the "VRI Technology"). VRI's fiscal 1993 revenues were insignificant, while the venture continued to have significant costs, which included the costs of developing voice response applications for the Company's use.

    The Board of Directors' decision to cease operations was reached after careful review of VRI's business operations and was based on the following factors: the immediate prospects for successful consummation of a license agreement with a significant potential licensing customer were highly speculative; continued efforts to secure such a license would require considerable additional expense to the Company, the recovery of which is not assured in any such licensing arrangement; and there was no other prospect for such a licensing arrangement known to the Company's management which could be secured without significant further commitment of the Company's management efforts and financial resources, which could be more profitably directed toward the Company's continuing business operations.

    Subsequently, Lloyd G. Schermer, Chairman of the Company's Board of Directors, expressed a desire to acquire the VRI Technology from the Company. In July, 1993 a special committee of independent directors was appointed by the Board of Directors to review the Company's proposed agreement with Voice Capture, Inc., a company to be formed by Mr. Schermer to acquire the VRI Technology, and after consultation with persons with experience in matters pertaining to telephone technology and patent licensing, concluded that the proposed Agreement was fair to the Company. The Company's Board of Directors (excluding Mr. Schermer), after full consideration of the proposed Agreement and the advice of the special committee, determined that the proposed Agreement with Voice Capture, Inc. was fair to the Company, and approved the transactions described therein.

    On October 1, 1993, Voice Capture, Inc. and the Company entered into the Agreement, which provided, among other things, that Voice Capture, Inc. acquire from the Company the exclusive title to the VRI Technology, assume certain contracts, liabilities and obligations which are not significant in the aggregate, with respect to the VRI Technology (except monetary obligations associated with the VRI Technology incurred before October 1, 1993), and assume the associated patent licensing activities previously conducted by the Company.

    As consideration for the transfer of the VRI Technology to Voice Capture, Inc., the Company will receive an annual royalty from Voice Capture, Inc. equal to fifty (50%) percent of the gross revenues from licensing of the VRI Technology to third parties and has retained, at no cost, a non-exclusive world-wide license to use the VRI Technology in its continuing business or future operations. In the event the Company does not receive from Voice Capture, Inc. aggregate royalties of $100,000 prior to September 30, 1996, the Company has the right to reacquire the VRI Technology and dispose of such rights as its management determines. Mr. Schermer has personally guaranteed the payment of all royalties and the performance of certain obligations by Voice Capture, Inc. During fiscal 1994 Voice Capture, Inc. derived no revenues from licensing activities and, accordingly, no royalties were due or paid to the Company.

              EQUITY SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth information as of December 9, 1994 as to each person known by the Company to own beneficially more than five (5%) percent of the Common Stock or Class B Common Stock of the Company.

                          Common    Percent      Class B      Percent
Beneficial Owner          Stock     of Class   Common Stock   of Class

New England              991,000      6.29%          ---          ---
  Investment Co.
c/o Reich & Tang
Asset Management, L.P.
600 Fifth Avenue
8th Floor
New York, NY  10020

Lloyd G. Schermer <F1>   333,381      2.12%      596,293        8.94%
c/o Lee Enterprises,
Incorporated
215 N. Main Street
Davenport, IA 52801

Betty A. Schermer <F2>   257,803      1.64%      534,677        8.02%
c/o Lee Enterprises,
Incorporated
215 N. Main Street
Davenport, IA 52801

[FN]
<F1>  Includes (i) 46,828 Common and 232,514 Class B Common shares owned by a trust as to which Lloyd G. Schermer retains sole voting and investment powers; (ii) 138,627 Common shares subject to acquisition within 60 days by the exercise of outstanding stock options; (iii) 4,962 Common and 15,105 Class B Common shares held by a charitable foundation as to which Lloyd G. Schermer has shared voting and investment power; (iv) 174,419 Class B Common shares held by a charitable trust as to which Lloyd G. Schermer has sole voting and shared investment power; and (v) 55,010 Common and 55,010 Class B Common shares held by a trust and 87,954 Common and 119,245 Class B Common shares held by a charitable trust as to which Lloyd G. Schermer shares voting and investment powers. Lloyd
      G. Schermer disclaims beneficial ownership of 147,926 Common and 363,779 Class B Common shares listed above, and of the Common and Class B Common shares beneficially owned by Betty A. Schermer listed above and described in footnote (2) below.

<F2>  Includes (i) 164,887 Common and 375,669 Class B Common shares owned by trusts under which Betty A. Schermer has sole voting and investment powers; (ii) 87,954 Common and 119,245 Class B Common shares owned by a charitable trust as to which Betty A. Schermer shares voting and investment powers, but disclaims all beneficial ownership; and (iii) 4,962 Common and 15,105 Class B Common shares held by a charitable foundation as to which Betty A. Schermer has shared voting and investment power, but disclaims all beneficial ownership. Betty A. Schermer also disclaims beneficial ownership of all Common and Class B Common shares beneficially owned by Lloyd
      G. Schermer listed and described in footnote (1) above.

     The following table sets forth information as to the Common Stock and Class B Common Stock of the Company beneficially owned as of December 9, 1994 by each director, each of the named executive officers listed in the Summary Compensation Table below, and by all directors and executive officers as a group:

Name and                                         Class B
Address of                              Percent  Common    Percent
Beneficial Owner           Common Stock of class  Stock    of class

Larry L. Bloom <F2>           2,310           *      ---      ---
1021 Carriage Place Drive
Bettendorf, IA  52722

Rance E. Crain                1,000           *      ---      ---
220 E. 42nd Street
Room 930
New York, NY  10017

Harry A.                        ---           *      100        *
Fischer, Jr.
One Westbrook Corp. Cntr.
Suite 100
Westchester, IL  60153

Richard D. <F1><F2>         243,612       1.55%   66,818    1.00%
  Gottlieb
11 Deer Hill Road
Pleasant Valley, IA 52767

J. P. Guerin  <F1>              ---         ---   53,407        *
355 S. Grand Ave.
34th Floor
Los Angeles, CA  90024

Andrew E. Newman              1,000           *      ---      ---
501 N. Broadway
St. Louis, MO  63102

Charles E.                    1,000           *      ---      ---
  Rickershauser, Jr.
355 S. Grand Ave.
34th Floor
Los Angeles, CA  90071

Ronald L. Rickman  <F2>     142,109           *   43,678        *
3265 Woodcrest Drive
Bettendorf, IA  52722

Lloyd G. Schermer <F1><F2>  498,268       3.16%  996,620   14.95%
  c/o Lee Enterprises,
  Incorporated
400 Putnam Building
215 N. Main Street
Davenport, IA  52801

Gary N. Schmedding <F1><F2>  80,626           *    4,532      ---
5743 Lewis Court
Bettendorf, IA  52722

Phyllis Sewell                  950           *    1,450        *
7716 Pinemeadow
Cincinnati, OH  45224

Richard W. Sonnenfeldt          100           *      100        *
4 Secor Drive
Port Washington, NY 11050



Name and                                         Class B
Address of                              Percent  Common    Percent
Beneficial Owner           Common Stock of class  Stock    of class

Mark Vittert                  1,000           *      ---      ---
750 S. Price Road
Ladue, MO  63124

Floyd Whellan <F1><F2>       64,758           *      ---      ---
6401 Utica Ridge Road
Bettendorf, IA  52722

All present executive
officers and directors
as a group (18).          1,061,697       6.67% 1,166,907  17.50%

* Less than one (1%) percent of the class.
[FN]
<F1>  The following directors and officers disclaim beneficial ownership of the following shares, included above, not owned personally by them or held for their benefit: Schermer, 312,813 Common Stock, 764,106 Class B Common Stock; Gottlieb, 10,502 Common Stock, 16,292 Class B Common Stock; Guerin, 1,425 Class B Common Stock; and Schmedding, 20 Common Stock.

<F2>  This table includes the following shares subject to acquisition within 60 days by the exercise of outstanding stock options:
      Schermer, 138,627 Common Stock; Gottlieb, 203,340 Common Stock, 10,000 Class B Common Stock; Rickman, 117,238 Common Stock, 10,000 Class B Common Stock; Schmedding, 68,436 Common Stock; Whellan, 59,819 Common Stock; and Bloom, 960 Common Stock.

                                         COMPENSATION OF EXECUTIVE OFFICERS

            The following tables and discussion summarize the compensation which the Company paid for services rendered in all capacities for the fiscal year ended September 30, 1994 to the chief executive officer of the
Company and to each of the four other most highly compensated executive officers of the Company.
                                             Summary Compensation Table


                                                    Annual Compensation              Long Term Compensation  <F1>
                                                                               Awards             Payouts
     (a)                          (b)    (c)          (d)      (e)        (f)        (g)            (h)       (i)

                                                               Other                                          All
                                                               Annual       Re-                              Other
Name and                                                       Comp-      stricted    Stock                  Comp-
Principal                                                      ensa-       Stock     Options       LTIP      ensa-
Position                          Year   Salary($)  Bonus($)   tion($)    Awards($)    (#)      Payouts($)  tion($)
                                                                          <F3>                    <F5>      <F6>
Richard D. Gottlieb               1994   $421,000   $315,750   $   0      $ 96,600   20,000       $478,827  $165,302
  President and                   1993    390,000    240,000       0        83,200   17,800         98,410   211,681
  Chief Executive Officer         1992    378,750    386,100       0       183,329   30,000        754,816   130,765

Ronald L. Rickman                 1994    289,920    176,851       0        51,750   10,000        341,750   100,994
  Vice-President-Newspapers       1993    270,400    170,352       0        56,800   15,600<F4>     64,077   154,962
                                  1992    262,600    262,288       0        97,202   15,000        627,469    88,823

Gary N. Schmedding                1994    220,240    165,180       0        51,750   10,000        242,098   107,623
  Vice-President-Broadcast        1993    206,000    119,975       0        36,000   10,400<F4>     43,509    78,539
                                  1992    200,000    197,760       0        74,394   12,000        172,975    66,107

Floyd Whellan                     1994    166,200     66,480       0        17,250    3,000        170,308    51,010
  Vice-President -                1993    160,200     52,800       0        16,000    3,400         37,972    77,005
  Human Resources and             1992    154,517    158,598       0        58,383    9,500        327,024    51,734
  Corporate Planning

Larry L. Bloom <F2>               1994    206,000    136,240   $72,087      34,500    7,500              0    31,728
  Vice President - Finance        1993     73,790     65,256       0        11,200    3,200              0         0
  and Chief Financial Officer

[FN]
<F1>  The Executive Compensation Committee of the Company meets each
      November following the conclusion of the Company's fiscal year to determine among other things, the amount of the annual bonus to be awarded and the long term compensation grants to be made, if any, for the fiscal year just concluded.

      The Summary Compensation Table includes the value of shares of restricted stock and the number of stock option shares granted by the Executive Compensation Committee under the Company's 1990 Long Term Incentive Plan in each of the years indicated for the corresponding fiscal year.

<F2>  Mr. Bloom joined the Company in May, 1993.  Mr. Bloom was paid additional compensation in 1994 in accordance with the Company's Relocation Policy to compensate him for certain costs and expenses incurred in connection with his relocation to the Company's corporate office.

<F3>  The amounts shown represent shares of restricted stock in the following amounts granted to the named individuals in 1992, 1993 and 1994, respectively: Mr. Gottlieb, 5,803, 2,600, and 2,800 shares; Mr. Rickman, 3,062, 1,775 and 1,500 shares; Mr. Schmedding, 2,352, 1,125 and 1,500 shares; Mr. Whellan, 1,839, 500 and 500 shares; and Mr. Bloom, 350 and 1,000 shares. The restricted stock awarded in 1992, 1993 and 1994 will vest on the third anniversary of the grant date. Holders of restricted stock are entitled to receive all cash dividends paid in respect thereof during the restricted period. At September 30, 1994, the number and market value of shares of restricted stock (including those awarded in November, 1994) held by each of the named executive officers were as follows: Mr. Gottlieb, 11,203 shares ($386,504); Mr. Rickman, 6,337 shares ($218,627); Mr.
      Schmedding, 4,977 shares ($171,707); Mr. Whellan, 2,839 shares ($97,946); and Mr. Bloom, 1,350 shares ($46,575).

<F4>  Includes replacement (reload) options awarded at exercise of non-
      qualified options with payment made with restricted stock; the 1993 replacement options were awarded to the following executive officers: Mr. Rickman, 3,500 shares; and Mr. Schmedding, 2,700 shares.

<F5>  The amounts shown represent the aggregate of (a) cash distributions to the named individuals under the Company's 1990 Long Term Incentive Plan in 1992, 1993, and 1994 for the three year performance cycles ending in those years; (b) the value at September 30, 1994 of restricted stock awarded in November, 1991 and vesting in November, 1994 for Mr. Gottlieb ($201,750), Mr. Rickman ($164,494), Mr. Schmedding ($126,901), and Mr. Whellan ($70,613);
      and (c) payments in 1992 and 1994 to distribute accrued deferred compensation account balances at September 30, 1992 and 1994 payable under the phaseout of the 1962 Deferred Compensation Unit Plan (discontinued in 1989). The 1992 and 1994 deferred compensation distributions, respectively, to the named executive officers and included in column (h) were as follows: Mr. Gottlieb, $727,190 and $15,270; Mr. Rickman, $608,059 and $25,991; Mr. Schmedding, $160,848
      and none; and Mr. Whellan, $315,303 and $10,100.

<F6>  The amounts shown include (a) contributions by the Company on behalf of the named individuals to the Company's Retirement Account Plan and Supplemental Retirement Account, which as to the named executive officers in 1994 were as follows: Mr. Gottlieb, $165,302; Mr. Rickman, $100,994; Mr. Schmedding, $81,150; Mr. Whellan, $51,010;
      and Mr. Bloom, $27,503; and (b) accrued compensation in 1994 of $26,473 to the account of Mr. Schmedding in connection with the phaseout of the 1962 Deferred Compensation Unit Plan.

                     Option Grants In Last Fiscal Year

                           Individual Grants

        (a)            (b)       (c)        (d)        (e)       (f)

                             % of Total
                               Options                          Grant
                              Granted to  Exercise               Date
                     Options Employees In  Price    Expiration Present
       Name          Granted Fiscal Year  ($/Sh)       Date    Value($)
                       <F1>                                       <F2>

Richard D. Gottlieb   20,000     21.1%    $  33.25  31-Oct-04  $234,000

Ronald L. Rickman     10,000     10.6%       33.25  31-Oct-04   117,000

Gary N. Schmedding    10,000     10.6%       33.25  31-Oct-04   117,000

Floyd Whellan          3,000      3.2%       33.25  31-Oct-04    35,100

Larry L. Bloom         7,500      7.9%       33.25  31-Oct-04    87,750

[FN]
<F1>  The options granted to the named individuals were determined by the
      Executive Compensation Committee in November, 1994 following review of each individual's performance in fiscal year 1994, and become exercisable in installments of 30% of the original grant on each of the first and second anniversaries of the grant date and 40% on the third anniversary. All options are for Common Stock and have an exercise price equal to the closing market price of the stock on the grant date. The lesser of 25% or the maximum number of shares permitted by law are designated as incentive stock options, and the balance are non-qualified options. All options were granted under the Company's 1990 Long Term Incentive Plan, the provisions of which, among other things, allow an optionee exercising an option to satisfy the exercise price and withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a fair market value equal to such obligations. The Plan also permits an optionee exercising an option to satisfy the exercise price by delivering previously awarded restricted stock or previously owned Common Stock. The limitations accompanying the restricted stock remain in effect and apply to the corresponding number of shares issued upon the stock option exercise until they lapse according to their original terms.

<F2>  The "grant date present value" is a hypothetical value determined under the Black-Scholes Option Pricing Model. It is one of the methods permitted by the Securities and Exchange Commission for estimating the present value of options. The Company's stock options are not transferrable, and the actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Black-Scholes Option Pricing Model is based on assumptions as to certain variables such as the volatility of the Company's stock price and prevailing interest rates, so there is no assurance that an individual will actually realize the option values presented in this table.

              Aggregated Option Exercises In Last Fiscal Year
                     and Fiscal Year End Option Values

    (a)                (b)         (c)          (d)            (e)

                                                             Value of
                                             Number of     Unexercised
                                            Unexercised    In-the-Money
                                            Options at      Options at
                     Shares       Value     FY End (#)      FY End ($)
                   Acquired On   Realized  Exercisable/    Exercisable/
    Name           Exercise (#)    ($)     Unexercisable   Unexercisable
                       <F1>        <F2>        <F3>             <F4>

Richard D. Gottlieb      0       $     0      213,340        $1,924,725
                                               44,460            96,650

Ronald L. Rickman        0             0      127,238         1,176,800
                                               24,470            53,925

Gary N. Schmedding       0             0       68,436           573,775
                                               20,190            42,175

Floyd Whellan       16,381       253,906       59,819           464,025
                                                9,180            22,525

Larry L. Bloom           0             0          960             3,600
                                                9,740            17,775

[FN]
<F1> All options are for Common Stock or Class B Common Stock and were granted under the Company's 1982 Incentive Stock Option Plan or the 1990 Long Term Incentive Plan.

<F2> Market value of underlying securities at exercise date minus the exercise price.

<F3> Options granted under the Company's 1990 Long Term Incentive Plan become exercisable in three installments over a period of three years from the date of grant. The number of unexercisable options shown includes those granted by the Executive Compensation Committee in November, 1994 for the fiscal year just concluded.

<F4> Market value of underlying securities at September 30, 1994 ($34.50), minus the exercise price.

Long Term Incentive Plans - Awards in Last Fiscal Year

    The Executive Compensation Committee decided in January, 1993 to cancel, as to executive officers of the Company, outstanding performance units awarded for three year performance cycles ending in 1993 and 1994. The Committee recognized that such termination would have an adverse financial impact for the Company's executive officers, and determined in November, 1993 and 1994 to pay each executive officer, in cash, a discretionary amount equal to one-half of the value of performance units earned at the end of the 1993 and 1994 cycles. Each executive officer named in the Summary Compensation Table (except Mr. Bloom, who was not affected by the Committee's decision) received payment in cash, the amount of which is shown in column (h) of the Table.

    The Committee further determined in November, 1992 not to make any performance unit awards in future fiscal years under the Company's Long Term Incentive Plan. The Committee made its decisions after careful examination of the Plan, the award of performance units thereunder, and the relationship between award performance and the compensation objectives of the Committee for executive officers of the Company. The Committee does not intend to make performance unit awards during fiscal year 1995.

Pension Plans

    Under the Company's Retirement Account and Supplementary Benefit Plans, the Company matches employee contributions up to 5% of employee compensation and, in addition, contributes 6.2% of a participant's total compensation plus an additional 5.7% of such compensation in excess of $60,600. These retirement plans are defined contribution plans and were adopted in 1980 to replace the Company's Pension Plan, a defined benefit plan. The Company and employee contributions are invested and the total amount standing to each employee's credit is paid following his or her retirement. The amounts credited in fiscal 1994 under the Retirement Account and Supplementary Benefit Plans to the accounts of the persons listed in the Summary Compensation Table were as follows: Mr. Gottlieb, $165,302; Mr. Rickman, $100,994; Mr. Schmedding, $107,623; Mr. Whellan,
$51,010; and Mr. Bloom, $27,503.

    The Company's Pension Plan was superseded in 1980 by the Retirement Account Plan. Annual benefits under the Pension Plan payable upon retirement at age 65 to the individuals listed in the Summary Compensation Table are as follows: Mr. Gottlieb, none; Mr. Rickman, $11,574; Mr. Schmedding, $1,376; Mr. Whellan, none; and Mr. Bloom, none.


Executive Agreements

    The Company is obliged under written agreements to pay to Messrs. Gottlieb, Rickman, Schmedding and Whellan a multiple of three times the executive officer's base salary in the event of termination of his employment without cause. The Company determined in 1991 not to enter into such agreements in the future with its executive officers.

PERFORMANCE PRESENTATION

    The graphical presentation omitted herein compares the yearly percentage change in the cumulative total shareholder return of the Company, the Standard & Poor's (S & P) 500 Stock Index, and the S & P Publishing/Newspapers Index, in each case for the five years ending September 30, 1994. Total shareholder return is measured by dividing (a) the sum of (i) the cumulative amount of dividends declared for the measurement period, assuming dividend reinvestment and (ii) the difference between the issuer's share price at the end and the beginning of the measurement period, by (b) the share price at the beginning of the measurement period.

The following data points were utilized in preparation of the omitted graph.

                        1989     1990     1991     1992     1993     1994

Lee                   $100.00  $ 64.83  $ 75.08  $108.65  $109.43  $123.32
S&P Publishing/
  Newspapers-
  Index                100.00    66.50    83.85    99.66   101.86   102.48
S&P 500                100.00    90.76   119.20   132.20   149.39   154.89

The (S & P) 500 Stock Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S & P Publishing/Newspapers Index, which is also weighted by market capitalization, includes the following six publishing companies: Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company, Dow Jones & Company, Inc. and Tribune Company.

Report of the Executive Compensation Committee of the Board of Directors on Executive Compensation

The Committee

    The Executive Compensation Committee of the Board of Directors (the "Committee") is composed of four independent outside directors. No executive officer of the Company is a member of the Board of Directors of any company with which a member of the Committee is affiliated. The Board of Directors has delegated to the Committee the authority to review, consider and determine the compensation of the Company's executive officers and other key executive employees and, in accordance with Rule 16b-3 of the Exchange Act, make the final determination regarding awards of stock options, restricted stock, and other stock-based awards to such persons.

Compensation Policies

    The Committee operates on the principle that the compensation of the Company's executive management, including its Chief Executive Officer and the other executive officers named in the Summary Compensation Table, should be competitive with compensation of executive management at comparable companies but should not be at the top of any range derived from such comparisons. The Committee also follows a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company, and of other members of the executive management team on the performance of the enterprises units or functions over which they exercise significant management responsibility. The Committee's policies are designed to assist the Company in attracting and retaining qualified executive management by providing competitive levels of compensation that integrate the Company's annual and long term performance goals, reward strong corporate performance, and recognize individual initiative and achievements. The Committee also believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in the linking management's and stockholders' interests in the enhancement of stockholder value.

The Company's executive compensation program is comprised of three elements: (1) base salary; (2) annual incentive bonus; and (3) long term incentive compensation.

Base Salary

    Salary levels for executive management are set so as to reflect the duties and level of responsibilities inherent in the position, and to reflect competitive conditions in the lines of business in which the Company is engaged in the geographic areas where services are being performed. Comparative salaries paid by other companies in the industries and locations where the Company does business are considered in establishing the salary for a given position. The Company participates annually in the Towers Perrin Media Industry Compensation Survey, which is widely used in its industry and gives relevant compensation information on executive positions. The Company strives to place fully competent and highly performing executives at or above the median level of compensation, as reported annually in the Towers Survey.

    The Towers Survey provides annual compensation analyses for executives in the media industry based on revenues, industry segments including publishing and broadcasting, and market type and size. The statistical information, including revenues and compensation levels, provided by Survey participants is utilized by the Towers Survey to develop statistical equations based on revenues, industry segments and markets. These equations, along with other data, are used by the Company to determine the median and other levels of compensation of the executive management of media companies with profiles comparable to that of the Company. Base salaries for executives named in the Summary Compensation Table are reviewed annually by the Committee taking into account the competitive level of pay as reflected in the Towers Survey. In setting base salaries, the Committee also considers a number of factors relating to the particular executive, including individual performance, level of experience, ability and knowledge of the job. Base salaries were increased in 1994 for executive management by 5.29% on a composite basis. The Committee believes the base salary levels are reasonable and necessary to retain these key employees.

Annual Incentive Bonus Plan

    The purpose of the annual incentive bonus plan is to motivate and reward executive management so that they consistently achieve specific financial targets, and are compensated for the accomplishment of certain non-financial objectives. These targets and objectives are reviewed and approved by the Committee annually in conjunction with its review of the Company's strategic and operating plans. A target bonus level, stated as a percent of year end salary, is established for each member of the executive management team, other than executive officers, by the executive officer exercising responsibility over an enterprise unit or function.
For executive officers other than the Chief Executive Officer, the bonus level and achievement targets are determined by the Chief Executive Officer and approved by the Committee. Similarly, the Committee determines the annual bonus opportunity and performance objectives of the Chief Executive Officer. While the annual incentive bonus awards for executives other than the Chief Executive Officer are generally approved upon the recommendation of the Chief Executive Officer, the Committee retains the right to adjust the recommended bonus awards to reflect its evaluation of the Company's overall performance.

Long Term Incentive Plan

    Under the Company's Long Term Incentive Plan, the Committee is authorized, in its discretion, to grant stock options, restricted stock awards, and performance units payable in cash or restricted stock of the Company, in such proportions and upon such terms and conditions as the Committee may determine. The Committee meets in November of each year to evaluate the performance of the Company for the preceding fiscal year and determine the annual incentive bonus and long term incentive awards of executive management of the Company, for the fiscal year just ended. In November, 1994 the Committee made the following determinations with respect to long term compensation for the Company's executive management.

Performance Unit Awards

    As noted above, performance unit awards made in 1990 and 1991 for the three year cycles ending in 1993 and 1994 were cancelled, as to executive officers, by the Committee in January, 1993. The Committee agreed to permit completion of the three year cycles and related performance unit awards previously made for persons other than executive officers, but made no performance unit awards for the three year cycles commencing in fiscal years 1993 and 1994. The Committee has considered and will continue to consider, in addition to objective performance criteria, certain non-quantitative factors including the accomplishment of specific goals established by the Board of Directors and the Committee in connection with long term compensation to executive officers for 1994 and succeeding years, and for other executive management employees of the Company following the conclusion of the performance unit cycles presently outstanding. The Summary Compensation Table includes payments to executive officers for performance unit awards made in 1989 based upon cumulative earnings per share and revenue growth targets established for the three year cycle ending in 1992. The cumulative targets were only partially achieved, and therefore, consistent with the Company's philosophy of relating compensation to performance, performance unit awards paid to participants in the Long Term Incentive Plan, including executive officers, reflected less than targeted achievement. The performance unit awards were paid equally in restricted stock and cash at the completion of the performance cycle. As noted previously, the Committee determined to make discretionary payments to executive officers in lieu of performance unit awards made in 1990 and 1991 for the three year cycles ending in 1993 and 1994 of one-half of the amount that would have been earned.

Stock Option Grants

    The number of stock options granted to each executive officer in 1994 was determined by dividing a specified dollar amount for the grant by a hypothetical fair market value of the stock option as of the grant date, based upon the Black-Scholes Option Pricing Model. The more responsible the executive officer's position, the greater the dollar amount of the grant. All stock options granted have an exercise price equal to the fair market value of the Common Stock at time of grant. In order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long-term value for shareholders, the Committee provided that these stock options generally vest in specified portions over a three year period.

Restricted Stock Awards

    In November, 1994, the Committee granted to executive officers and other key employees awards of restricted stock, which represent shares of the Common Stock of the Company and which the recipient cannot sell or otherwise transfer until the applicable restriction period lapses. The number of shares of restricted stock awarded is generally determined by dividing a specified dollar amount for the target award by the fair market value of the Company's Common Stock on the date such awards are approved. The number of shares then determined is reviewed by the Committee and may be increased or decreased to reflect a number of criteria including, but not limited to, the Company's past operating performance, the individual executive's role in accomplishment of the Company's operating objectives, and that individual's potential for long term growth and contribution to the Company's strategic objectives. Restricted stock awards are also intended to increase the ownership of executives in the Company, through which the value of long term stockholder ownership and growth can be enhanced.

Compensation of Chief Executive Officer

    The Committee determined the 1994 base salary for the Company's Chief Executive Officer, Richard D. Gottlieb, in a manner consistent with the base salary guidelines applied to executive officers of the Company as described above. The annual bonus paid to Mr. Gottlieb for 1994 was based upon a subjective evaluation of the performance of the Company in relation to past years and the performance of comparable media companies, and to a lesser extent, his accomplishment of certain non-financial performance objectives. In making that evaluation, the Committee gave particular weight to the consistently high performance of the Company in relation to its peers in revenue growth, operating income growth, and operating cash flow growth, which contributed in 1994 to record levels of revenue, operating income and operating cash flow. When examining the performance of peer group companies for the past three years, the Committee found the Company's performance, overall and in its primary business segments of newspaper publishing and broadcasting, to be well above the median performance of its peer group in all categories.

The Committee made long term compensation awards of stock options and restricted stock to Mr. Gottlieb in 1994 by applying the same criteria described for the determination of such awards to other executive officers of the Company. The Committee did not consider past stock options and restricted stock grants to Mr. Gottlieb in determining the amount of his 1994 grants. The Committee did consider the consistently exceptional performance of the Company, as more particularly described above, in the final determination of such grants.

Executive Compensation Committee Participation

    The current members of the Executive Compensation Committee are Phyllis Sewell, Chairman, Mark Vittert, Rance E. Crain and Andrew E. Newman.


             RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of McGladrey & Pullen, Certified Public Accountants, has been designated by the Board of Directors of the Company to audit the financial statements of the Company, its divisions and subsidiaries, for the fiscal year to end September 30, 1994. Said firm has audited the Company's account since 1960 and is considered to be well qualified.

    Representatives of McGladrey & Pullen will be present at the 1995 annual meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.


               STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the 1996 annual meeting of the Company must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by August 15, 1995.


             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock or Class B Common Stock to file initial reports of ownership and reports of changes in that ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in its proxy statement any failure to file by these dates during the Company's 1994 fiscal year.

    Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied, except that a benefit trust of which Mr. Rickershauser is trustee reported late the acquisition of certain shares as to which Mr. Rickershauser has beneficial ownership.


                               OTHER MATTERS

    The Management of the Company knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, your proxy, if signed and returned, will give discretionary authority to the persons designated in it to vote in accordance with their best judgment.

    The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some of the officers and regular employees of the Company may, without extra renumeration, solicit proxies personally or by telephone or telegraph. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. The Company has retained D. F. King & Co. Inc. to aid in the solicitation of proxies, for which the Company will pay an amount which it is estimated will not exceed $8,500 plus expenses.

                               RICHARD D. GOTTLIEB
                               President and Chief Executive Officer